EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-153157, 333-127626, 333-127750, 333-127631 and 333-136662) of ACCO Brands Corporation of our report dated February 26, 2010, with respect to the consolidated balance sheet of ACCO Brands Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting, which report is included in the December 31, 2009 annual report on Form 10-K of ACCO Brands Corporation.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2010